Exhibit 8.1

Attorneys at Law 600 Quarrier Street, Charleston, WV 25301 P.O. Box 1386, Charleston, WV 25325-1386 304.347.1100 T 304-347-1100 F 304-343-3058

101 South Queen Street

Martinsburg, WV 25401

125 Granville Square, Suite 400

Morgantown, WV 26501

501 Avery Street

Parkersburg, WV 26101

Post Office Box 390

Wheeling, WV 26003

Southpointe Town Center

1800 Main Street, Suite 200

Canonsburg, PA 15317

480 West Jubal Early Drive, Suite 130

Winchester, VA 22601

July 3, 2024	bowlesrice.com

Richard M. Adams, Jr.

United Bankshares, Inc.

514 Market Street

Post Office Box 1508

Parkersburg, West Virginia 26102

Dear Mr. Adams:

We have acted as counsel to United Bankshares, Inc., a West Virginia corporation (“United Bankshares”), in connection with the proposed merger (the “Merger”) of Piedmont Bancorp, Inc., a Georgia corporation (“Piedmont”), with and into United Bankshares, pursuant to the Agreement and Plan of Merger executed by United Bankshares and Piedmont dated as of May 9, 2024 (the “Merger Agreement”).

At your request, and in connection with the filing by United Bankshares of a Registration Statement on Form S-4, including the prospectus and joint proxy statement contained therein with the Securities and Exchange Commission (the “Commission”), we are rendering our opinions concerning material United States federal income tax matters.

All capitalized terms used herein and not otherwise defined herein shall have the same meanings given to them in the Merger Agreement.

REPRESENTATIONS

With your permission, we have relied upon statements and representations set forth in the Merger Agreement, in the Registration Statement on Form S-4, and any exhibits attached thereto, initially filed on July 3, 2024, as amended or supplemented (the “Registration Statement”), and in letters of each of United Bankshares and Piedmont addressed to this firm and Alston & Bird LLP, counsel to Piedmont, dated of even date herewith, concerning the Merger (collectively, the “Tax Certificates”). The relevant facts concerning the Merger are set forth in the Merger Agreement and the Registration Statement. The facts and the description of the Merger set forth in the Merger Agreement and the Registration Statement are incorporated herein by this reference.

July 3, 2024

ASSUMPTIONS

In rendering the opinions set forth below, we have assumed, with your permission, that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date thereof and will remain true, complete and correct at all times up to the Effective Time (other than the information provided in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”), (iii) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, (iv) none of the documents that have been executed will be amended, and any documents that have been presented to us but that will be executed at a later date, will be executed without any material changes, (v) the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained in the Tax Certificates are true, complete and correct as of the date thereof and will remain true, complete and correct at all times up to the Effective Time, and (vi) any statements and representations made in the Tax Certificates “to the knowledge of,” or similarly qualified, are and will be true, complete and correct without such qualification. If any of the above-described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such corporate records, agreements, documents and other instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

OPINION

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” (i) we are of the opinion that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the discussion in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger.

July 3, 2024

We express no opinion on any issue relating to the tax consequences of the transaction contemplated by the Registration Statement other than the opinion set forth above. It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, the opinions expressed in this letter may become inapplicable. We assume no responsibility to inform the addressee hereof of any such change or difference that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in respect to the shares of United Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and elsewhere in the prospectus and proxy statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Bowles Rice LLP

Bowles Rice LLP